Exhibit 10.2

Execution Version

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of May 15, 2021, is entered into by and among Clarivate Plc, a public limited company organized under the laws of the Island of Jersey (the “Issuer”), Capri Acquisitions Topco Limited, a private company limited by shares incorporated under the laws of the Island of Jersey (“Capri TopCo”), Solaro ExchangeCo Limited, a private company limited by shares incorporated under the laws of the Island of Jersey (“NewCo”), and for the limited purpose set forth in Section 5.02 hereof, Leonard Green & Partners, L.P. (the “LGP Sponsor”).

W I T N E S S E T H:

WHEREAS, Capri TopCo is the record and beneficial owner of 185,088,450 Issuer Ordinary Shares (the “Capri TopCo Existing Shares”);

WHEREAS, Capri TopCo is the record and beneficial owner of 100% of the equity interests of NewCo, a newly-formed Jersey private limited company and a disregarded entity for U.S. federal income tax purposes;

WHEREAS, prior to the closing of the transactions contemplated by this Agreement, Capri TopCo shall contribute 177,206,779 Issuer Ordinary Shares (the “Contributed Shares,” and the Capri TopCo Existing Shares other than the Contributed Shares shall be referred to as the “Non-Contributed Shares”) to NewCo (the “Contribution”) and in consideration for the Contribution NewCo shall issue 99 NewCo Shares (as defined below);

WHEREAS, after the consummation of the Contribution, but prior to the Exchange (as defined below), Capri TopCo intends to redeem certain equity interests of one or more of its shareholders in exchange for the Non-Contributed Shares (the “Redemption”);

WHEREAS, promptly after the consummation of the Exchange (as defined below), Capri TopCo intends to effect one or more distribution or redemption transactions and/or U.S. federal income tax elections, the effect of which shall be to distribute (or to be deemed to distribute) to its shareholders all of its assets, including the Capri TopCo New Shares (as defined below), for U.S. federal income tax purposes (the “Liquidation”);

WHEREAS, substantially concurrently with entering into this Agreement, the Issuer is entering into a definitive transaction agreement (the “PQ Purchase Agreement”) to acquire ProQuest LP and its consolidated subsidiaries, in consideration for the issuance to the sellers thereof of Issuer Ordinary Shares as well as the sale of Issuer Ordinary Shares in one or more public offerings in order to finance a portion of the cash consideration due to such sellers (collectively, the “PQ Issuance”, and the transactions contemplated by the PQ Purchase Agreement, the “PQ Acquisition”);

WHEREAS, pursuant to Section 6.07(c) of the CPA Purchase Agreement, among other matters, the Issuer is prohibited from issuing Issuer Ordinary Shares to the extent such issuance would cause Capri TopCo’s (as successor to the original Seller thereunder) ownership (as determined in accordance with Section 1297(c) of the Code and Section 6.07(c) of the CPA Purchase Agreement) of the Issuer, immediately after such issuance, to fall below twenty-five percent (25%) (such restriction, the “25% Restriction”);

WHEREAS, in order to effect the PQ Issuance in connection with the consummation of the PQ Transaction, which would otherwise be prohibited by the terms of the 25% Restriction, substantially concurrently with entering into this Agreement, the Buyer Parties (as defined in the CPA Purchase Agreement) and Capri TopCo are entering into an amendment to the CPA Purchase Agreement (the “CPA Purchase Agreement Amendment”) to remove Section 6.07(c) thereof such that the 25% Restriction is irrevocably deleted and of no further force or effect, subject only to termination of this Agreement pursuant to and in accordance with Section 7.01; and

WHEREAS, in connection with, and as a condition to the willingness of the Buyer Parties and Capri TopCo to agree to remove the 25% Restriction, upon the terms and subject to the conditions set forth in this Agreement, immediately following the Contribution, the Issuer shall acquire 100% of the equity interests of NewCo, in consideration for the issuance by the Issuer to Capri TopCo of a number of newly-issued Issuer Ordinary Shares equal to the Contributed Shares held by NewCo at the Closing (the “Capri TopCo New Shares” and such transaction, the “Exchange”).

NOW, THEREFORE, the parties to this Agreement agree as follows:

Article 1
Purchase And Sale

Section 1.01. Purchase and Sale. As soon as practicable following the execution and delivery of (x) this Agreement by the parties hereto, (y) the PQ Purchase Agreement by the parties thereto and (z) the CPA Purchase Agreement Amendment by the parties thereto, each of which is a condition precedent to the Closing, and upon the terms and subject to the conditions of this Agreement, the Issuer, Capri TopCo and NewCo shall cause the following transactions to occur at the Closing (it being understood and agreed that each such transaction shall be contingent upon the completion of all such transactions at the Closing):

(a)            Capri TopCo and NewCo shall consummate the Contribution;

(b)            Capri TopCo shall transfer and deliver to the Issuer, and the Issuer shall acquire from Capri TopCo, the NewCo Shares, free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws); and

(c)            In consideration for the NewCo Shares, the Issuer shall issue and deliver to Capri TopCo, and Capri TopCo shall acquire and accept from the Issuer, the Capri TopCo New Shares, free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement).

Section 1.02. Closing. The closing of the transactions contemplated by Section 1.01 (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts), as soon as possible, but in no event later than one (1) business day, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other date, time or place as the Issuer and Capri TopCo may mutually agree in writing (the day of Closing, the “Closing Date”).

Section 1.03. Closing Transactions.

(a)            At the Closing and in accordance with Section 1.01:

(i)            The Issuer shall issue and deliver to Capri TopCo the Capri TopCo New Shares and Capri TopCo shall acquire and accept from the Issuer the Capri TopCo New Shares, which shall be newly and validly issued, credited as fully paid, rank pari passu in all respects with the other Issuer Ordinary Shares, and be free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement). Capri TopCo acknowledges that the Issuer Ordinary Shares so issued will be delivered in book-entry form subject to notation with the following legend (the “Restrictive Legend”).

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) IN A TRANSACTION THAT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, SUBJECT TO ANY ADDITIONAL CONTRACTUAL RESTRICTIONS (IF ANY) ON SUCH TRANSFER.”

(ii)            Capri TopCo shall transfer and deliver to the Issuer the NewCo Shares and the Issuer shall purchase, acquire and accept from Capri TopCo, the NewCo Shares, free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws).

Section 1.04. Closing Deliverables.

(a)            At the Closing and in accordance with Section 1.01, Capri TopCo shall deliver, or cause to be delivered, to the Issuer:

(i)            a duly executed letter of resignation, from each of the directors of NewCo; and

(ii)            (A) a duly executed stock transfer form in respect of the NewCo Shares in favor of the Issuer together with the relevant share certificate(s) in the name of the Issuer; (B) signed minutes, in form and substance reasonably satisfactory to the Issuer of the board meeting held by NewCo approving (x) the registration of the transfer of the NewCo Shares, and (y) acceptance of any resignations of any directors of NewCo as referred to in the preceding clause (i).

Article 2
Representations And Warranties Of Capri TopCo

Capri TopCo represents and warrants to the Issuer that:

Section 2.01. Corporate Existence; Power And Authorization.

(a)            Each of Capri TopCo and NewCo is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers necessary to enable it to own, lease and otherwise hold and operate its properties and other assets, and to carry on its business as presently conducted in all material respects.

(b)            Neither NewCo or Capri TopCo has been dissolved or declared bankrupt nor has a corporate resolution to dissolve or declare bankrupt NewCo or Capri TopCo been voluntarily adopted by NewCo.

(c)            True and complete copies of the governing documents of NewCo, in effect as of the date hereof, have been made available to the Issuer. NewCo is not in material breach of any of the provisions of any of its governing documents.

Section 2.02. Corporate Authorization.

(a)            The execution, delivery and performance by Capri TopCo of this Agreement, and the consummation of the transactions contemplated hereby, are within Capri TopCo’s and NewCo’s organizational powers and have been duly authorized by all necessary organizational action on the part of Capri TopCo and NewCo. This Agreement has been duly executed and delivered by Capri TopCo and NewCo and assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of Capri TopCo and NewCo enforceable against Capri TopCo and NewCo in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)            There are no votes, approvals, consents or other proceedings of the direct or indirect holders of equity securities of NewCo necessary in connection with the execution and delivery by Capri TopCo of, or the performance by Capri TopCo and NewCo of their obligations under, this Agreement, or the consummation of the transactions contemplated hereby that have not been made or otherwise undertaken prior to the date hereof.

Section 2.03. Governmental Authorization. The execution, delivery and performance by Capri TopCo of this Agreement, and the consummation of the transactions contemplated hereby and thereby by Capri TopCo and NewCo, require no consent, waiver, approval, license, permit, order or other authorization or action by or in respect of, or filing with, any Governmental Authority, other than any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on NewCo or to prevent, materially delay or materially impede Capri TopCo’s or NewCo’s ability to consummate the Closing, or to perform any of their respective obligations under Article 1.

Section 2.04. Capitalization.

(a)            There is 1 ordinary share, of £0.000001 par value, of NewCo issued and outstanding (the “NewCo Shares”) save that all references to NewCo Shares in this Agreement shall, with respect to any time after completion of the Contribution, in addition comprise the 99 ordinary shares of £0.000001 par value issued in consideration for the Contribution (as contemplated by the third Recital to this Agreement). The NewCo Shares constitute the only outstanding equity securities of NewCo. All NewCo Shares are duly authorized, validly issued, fully paid and non-assessable (if applicable) and were not issued in violation of any pre-emptive rights, rights of first refusal or similar rights created by Applicable Law, the Governing Documents of NewCo or any contract to which NewCo or Capri TopCo is or was bound and have no unsatisfied capital commitments in respect thereof, as applicable. NewCo does not own, directly or indirectly, or have any obligation to acquire, any equity securities in any Person. NewCo is not a party to, or otherwise bound by, any voting trusts, voting agreements, proxies, equityholder agreements or other agreements that may affect the voting or transfer of the NewCo Shares.

Section 2.05. Noncontravention. The execution and delivery by Capri TopCo, and the performance by Capri TopCo and NewCo, of this Agreement, and the consummation of the transactions contemplated hereby, do not, and will not at the Closing, (i) contravene, conflict with, or result in any material violation or material breach of any provision of any of the Governing Documents of any such Person, (ii) violate any Applicable Law, or (iii) result in the creation or imposition of any Lien on any asset of any such Person, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have a material adverse effect on NewCo or would not reasonably be expected to prevent, materially delay or materially impede Capri TopCo’s or the NewCo’s ability to consummate the Closing, or to perform any of their respective obligations under Article 1. The execution and delivery of this Agreement shall not be deemed a breach or violation of the 25% Restriction.

Section 2.06. Ownership of Securities.

(a)            Capri TopCo is the record and beneficial owner of, and has good and valid title to, all of the Capri TopCo Existing Shares, free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement). Capri TopCo is the record and beneficial owner of, and has good and valid title to, all of the NewCo Shares, free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws). Immediately prior to the Closing, NewCo shall be the record and beneficial owner of, and have good and valid title to, all of the Capri TopCo Existing Shares, free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement).

(b)            At the Closing, Capri TopCo will transfer and deliver to the Issuer good and valid title to all of the NewCo Shares, free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws). Except for the Issuer’s rights under this Agreement, no Person is a party to (or is an express third party beneficiary under) any contract to which Capri TopCo or NewCo or any of its Affiliates is a party pursuant to which such Person has a right to purchase or acquire any NewCo Shares or Capri TopCo Existing Shares.

Section 2.07. NewCo. NewCo is a newly formed company that immediately prior to the Contribution shall have no assets or liabilities whatsoever and immediately prior to the Closing shall have no assets or liabilities, other than the Capri TopCo Existing Shares and any liabilities arising in connection with any service contract entered into with Intertrust as administrative agent (“Intertrust Service Contract”). NewCo has never conducted or operated any business, and was formed solely for the purpose of holding the Capri TopCo Existing Shares.

Section 2.08 . Investment Intent. (i) Capri TopCo is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (an “Accredited Investor”) and (ii) each Person who is entitled to receive from Capri TopCo, or to whom Capri TopCo intends to transfer, an allotment of Issuer Ordinary Shares to be issued in accordance with Article 1 as of the date of such transfer to such Person shall be, either (x) and Accredited Investor or (y) a Person who is not a “U.S. Person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act (a “Non-U.S. Person”). Capri TopCo is acquiring the Capri TopCo New Shares in accordance with Article 1 not with a view toward distributing or selling such Issuer Ordinary Shares in violation of applicable securities Applicable Laws. Capri TopCo agrees that the Capri TopCo New Shares may not be sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities laws, except pursuant to an exemption from such registration under such laws; and that such shares will, as of such time of issuance, bear the Restrictive Legend; provided that, other than each such Person’s obligation to comply with applicable securities laws, nothing in the foregoing shall limit, restrict or otherwise modify any rights of the Capri TopCo or any other Person under this Agreement. Capri TopCo is able to bear the economic risk of holding the Issuer Ordinary Shares to be issued in accordance with Article 1 for an indefinite period, including a complete loss of its investment in such shares, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in Issuer Ordinary Shares.

Section 2.09. Exclusivity of Representations. The representations and warranties made by Capri TopCo in this Agreement are the exclusive representations and warranties made by Capri TopCo in connection with the transactions contemplated by this Agreement.

Section 2.10. Issuer Acknowledgement. Capri TopCo and NewCo acknowledge that, except as otherwise expressly set forth in Article 3, the Issuer is not making, and hereby expressly disclaims, any other representations or warranties of any kind or nature, legal or contractual.

Section 2.11 Tax Matters.

(a)            Immediately prior to the Contribution, Newco shall have no tax assets or liabilities whatsoever. As of the Closing, Newco shall have no tax assets or liabilities. All taxes due and owing by NewCo have been paid. There are no Liens for taxes upon any of the assets of NewCo.

(b)          For tax purposes, NewCo is resident of the Island of Jersey and not resident in any other country, and does not have a permanent establishment in any country.

(c)            The Contributed Shares constitute “substantially all” of the assets of Capri TopCo within the meaning of Section 368(a)(1)(C) of the Code.

(d)            Capri TopCo is not aware of the existence of, and does not have any knowledge of, any fact, agreement, plan or circumstance, or has taken, agreed, or omitted to take any action, that could reasonably be expected to prevent the Intended Reorganization Treatment.

(e)            From the date of its incorporation, no NewCo Shares have been registered in a register in the United Kingdom.

(f)            For U.S. federal income tax purposes, Newco has been treated since its formation as disregarded from its owner, Capri TopCo, pursuant to U.S. Treasury Regulations Section 301.7701-2(c)(2).

Article 3
Representations And Warranties of the Issuer

The Issuer represents and warrants to Capri TopCo that:

Section 3.01. Corporate Existence; Power And Authorization.

(a)            The Issuer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers necessary to enable it to own, lease and otherwise hold and operate its properties and other assets, and to carry on its business as presently conducted in all material respects.

(b)            The Issuer has not been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to declare bankrupt the Issuer been adopted.

(c)           True and complete copies of the governing documents of the Issuer, in effect as of the date hereof, have been made available to Capri TopCo. The Issuer is not in material breach of any of the provisions of any of its governing documents.

Section 3.02. Corporate Authorization.

(a)            The execution, delivery and performance by the Issuer of this Agreement, and the consummation of the transactions contemplated hereby, are within the Issuer’s organizational powers and have been duly authorized by all necessary organizational action on the part of the Issuer. This Agreement has been duly executed and delivered by the Issuer and assuming the due authorization, execution and delivery of this Agreement by the other parties thereto, constitutes a valid and binding agreement of the Issuer enforceable against the Issuer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)            There are no votes, approvals, consents or other proceedings of the direct or indirect holders of equity securities of the Issuer necessary in connection with the execution and delivery by the Issuer of, or the performance by the Issuer of its obligations under, this Agreement, or the consummation of the transactions contemplated hereby that have not been made or otherwise undertaken prior to the date hereof.

Section 3.03. Governmental Authorization. The execution, delivery and performance by the Issuer of this Agreement, and the consummation of the transactions contemplated hereby by the Issuer, require no consent, waiver, approval, license, permit, order or other authorization or action by or in respect of, or filing with, any Governmental Authority, other than any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the Issuer’s ability to consummate the Closing, or to perform any of its obligations under Article 1.

Section 3.04. Noncontravention. The execution, delivery and performance by the Issuer of this Agreement, and the consummation of the transactions contemplated hereby, do not, and will not at the Closing, (i) contravene, conflict with, or result in any material violation or material breach of any provision of any of the Governing Documents of the Issuer, (ii) violate any Applicable Law, or (iii) result in the creation or imposition of any Lien on any asset of the Issuer, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to prevent, materially delay or materially impede the Issuer’s ability to consummate the Closing, or to perform any of their respective obligations under Article 1.

Section 3.05. Sufficient Authorized but Unissued Shares.

(a)            The Issuer has sufficient authorized but unissued shares of Issuer Common Stock necessary for the Issuer to meet its obligations to deliver the Capri TopCo New Shares as contemplated by Article 1.

(b)            The Issuer Ordinary Shares constituting the Capri TopCo New Shares will, when issued pursuant to Article 1 (i) be duly authorized, validly issued, fully paid and non-assessable and (ii) be delivered to Capri TopCo free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement). At the Closing, the Issuer will issue to Capri TopCo all of the Capri TopCo New Shares free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws).

Section 3.06. Exclusivity of Representations. The representations and warranties made by the Issuer in this Agreement are the exclusive representations and warranties made by the Issuer in connection with the transactions contemplated by this Agreement.

Section 3.07. Issuer Acknowledgement. The Issuer acknowledges that, except as otherwise expressly set forth in Article 2, Capri TopCo and NewCo are not making, and hereby expressly disclaim, any other representations or warranties of any kind or nature, legal or contractual.

Section 3.08. Tax Matters.

(a)            The Issuer is not aware of the existence of, and does not have any knowledge of, any fact, agreement, plan or circumstance, or has taken, agreed, or omitted to take any action, that could reasonably be expected to prevent the Intended Reorganization Treatment; provided that the Issuer does not represent or warrant that the Exchange and the Liquidation, taken together, qualify or will qualify for the Intended Reorganization Treatment.

(b)            The Issuer acknowledges and agrees that no withholding or deduction for taxes will be required in connection with the issuance of the Capri TopCo New Shares pursuant to this Agreement or the Exchange.

Section 3.09. NYSE Application. The Issuer has prepared and filed a listing application with the New York Stock Exchange (the “NYSE”) covering the Capri TopCo New Shares to be issued pursuant to this Agreement to Capri TopCo, and such shares have been authorized and approved for listing on the NYSE, subject to official notice of issuance.

Article 4
Covenants

Section 4.01. Treatment of Capri TopCo Existing Shares, Capri TopCo New Shares and NewCo Shares.

(a)            The parties acknowledge and agree that the Capri TopCo New Shares are and shall be treated as “Company Securities” under the Investor Rights Agreement and “Registrable Securities” under the Registration Rights Agreement, and otherwise subject to the same rights and restrictions as the Capri TopCo Existing Shares.

(b)            The Issuer hereby consents in all respects to the transactions contemplated by this Agreement for all purposes under the Investor Rights Agreement (including pursuant to Sections 3.01(d) and 4.01 thereof).

(c)            Except for the Contribution and the consummation of the transactions contemplated by this Agreement, until the earlier of the valid termination of this Agreement and the Closing, and without limiting the Investor Rights Agreement, Capri TopCo and NewCo agree that they shall not Transfer any of the Capri TopCo Existing Shares or the NewCo Shares.

Section 4.02. Termination of any Intercompany Balances, Agreements and Contracts. Immediately prior to the Closing, (i) all intercompany balances and accounts, if any, between NewCo, on the one hand, and Capri Topco (or any Affiliate of Capri TopCo), on the other hand, and (ii) all contracts or agreements to which NewCo is party, in each case, shall, except for the Intertrust Service Agreement, be automatically terminated without any Liability to NewCo, the Issuer or any of its Subsidiaries.

Section 4.03. Further Assurances.

(a)            The parties hereto agree to use commercially reasonable efforts (a) to furnish to the other parties such further information, (b) to execute and deliver to the other parties such other documents and (c) to do such other acts and things, in each case, as the other parties reasonably request for the purpose of carrying out the intent of this Agreement.

(b)            Subject to, and to the extent permitted under, the Investor Rights Agreement and the Registration Rights Agreement, the Issuer agrees to use its reasonable best efforts to do or cause to be done all things reasonably necessary to facilitate the future transfer of the Capri TopCo New Shares (and any other Issuer Ordinary Shares held by Capri TopCo following the Closing) by Capri TopCo and any subsequent sales by the transferees thereof, including, without limitation, the delivery of any relevant legal opinions, company orders and directions to the Issuer’s Common Stock transfer agent. The future holders of the Capri TopCo New Shares (and any other Issuer Ordinary Shares held by Capri TopCo following the Closing) in any such distribution, redemption or other transfer transaction shall be third-party beneficiaries of this covenant.

Section 4.04. RRA Amendment. The Issuer hereby covenants and agrees that it shall not (a) amend, modify or otherwise change the terms of the Registration Rights Agreement Amendment (as defined in the PQ Purchase Agreement) in the form attached as Exhibit E to the PQ Purchase Agreement, or (b) agree to waive compliance by Penn Parent (as defined in the PQ Purchase Agreement) of its obligation to deliver executed signature pages to the Registration Rights Agreement Amendment (as defined in the PQ Purchase Agreement) pursuant to Section 2.04(c)(ix) of the PQ Purchase Agreement.

Article 5
Tax Matters

Section 5.01. Transfer Taxes. All direct or indirect transfer, documentary, sales, use, stamp, registration, real property, business and occupation, value added or other similar taxes incurred in connection with the Exchange shall be borne by the Issuer.

Section 5.02. Certain Tax Covenants.

(a)            Each of the Issuer, Capri TopCo and the LGP Sponsor agree to treat and report, and to cause their Affiliates to treat and report (in each case to the extent that any such reporting is required), the Exchange and the Liquidation, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, for all U.S. federal and applicable state and local income tax purposes (including on all applicable tax returns) (the “Intended Reorganization Treatment”), except to the extent required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable U.S. state or local law). Each of the Issuer, Capri TopCo, and the LGP Sponsor shall, and shall cause their Affiliates to, use its reasonable best efforts to (A) cause the Exchange and the Liquidation to qualify for the Intended Reorganization Treatment and (B) not to take or fail to take any action which action or failure to act would reasonably be expected to prevent such qualification; provided that nothing in this Section 5.02(a) shall require the Issuer or any of its Affiliates to take or not take any action, or take any position, that would be reasonably likely to cause the transactions consummated pursuant to the CPA Purchase Agreement not to qualify for the Intended Tax Treatment. If a taxing authority challenges the Intended Tax Treatment, (i) the Issuer and its Affiliates shall use commercially reasonable efforts to take the position on audit and in any IRS appeal proceeding that treating the Exchange and the Liquidation in accordance with the Intended Reorganization Treatment does not alter or otherwise change the Intended Tax Treatment, but shall not be precluded from also taking the alternative position that, if the Intended Tax Treatment and the Intended Reorganization Treatment cannot both be sustained, the Intended Tax Treatment applies on a basis inconsistent with the Intended Reorganization Treatment, and (ii) the Issuer shall promptly provide notice of such challenge, and shall keep Capri TopCo and the LGP Sponsor reasonably updated of all material developments with respect thereto.

(b)            Each of the Issuer, Capri TopCo and the LGP Sponsor agree that, for all applicable U.S. federal and applicable state and local income tax purposes, it will not, and will cause its Affiliates not to, (A) treat or report the transactions contemplated by this agreement, including the Liquidation, (i) as part of a “reorganization” or occurring as part of any “plan of reorganization” that includes the transactions consummated pursuant to the CPA Purchase Agreement, or (ii) as altering or otherwise changing the Intended Tax Treatment of the transactions consummated pursuant to the CPA Purchase Agreement, and (B) take any position inconsistent with the foregoing on any U.S. federal or applicable state and local income tax returns, except to the extent required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable U.S. state or local law).

(c)            With respect to each of the Exchange, the Redemption and the Liquidation, the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(d)            Each of the Issuer, Capri TopCo and the LGP Sponsor shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the Issuer, Capri TopCo or the LGP Sponsor, in connection with the preparation and filing of any tax return, any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon such request) the provision of records and information (to the extent such records and information are within such party’s possession or control immediately following the Closing) that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (for the avoidance of doubt, such cooperation shall include the retention and provision of information and documents required to support the Intended Reorganization Treatment).

(e)            Prior to the Closing Date, Capri TopCo shall cause NewCo to make an election to be treated as an entity disregarded as separate from its owner, Capri Topco, for U.S. federal income tax purposes, pursuant to Treasury Regulation Section 301.7701-3 effective as of NewCo’s formation (the “CTB Election”). Prior to the Closing Date, Capri Topco shall provide the Issuer with a copy of Internal Revenue Service Form 8832 reflecting the CTB Election. Neither Capri TopCo nor NewCo shall take any action that would result in NewCo not being treated as an entity disregarded as separate from its owner, Capri Topco, for U.S. federal income tax purposes, from its formation through the Closing.

Article 6
Conditions to Closing

Section 6.01. Mutual Conditions. The obligations of the Issuer and Capri TopCo to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by the Issuer and Capri TopCo) at or prior to the Closing:

(a)            No provision of any Applicable Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby.

Section 6.02. Conditions to Obligations of Capri TopCo. The obligations of Capri TopCo to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by Capri TopCo) at or prior to the Closing:

(a)          The representations and warranties of the Issuer contained in Article 2 (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” or “material adverse effect” or any similar qualification or standard) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date; and

(b)            The Issuer shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it prior to the Closing.

Section 6.03. Conditions to Obligations of the Issuer. The obligations of the Issuer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by the Issuer) at or prior to the Closing:

(a)          The representations and warranties of Capri TopCo contained in Article 3 (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” or “material adverse effect” or any similar qualification or standard) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date; and

(b)          Capri TopCo and NewCo shall have performed in all material respects all of their covenants and obligations hereunder required to be performed by them prior to the Closing.

Article 7
Termination

Section 7.01. Grounds For Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by mutual written agreement of the Issuer and Capri TopCo; or

(b)        by the Issuer or Capri TopCo if there shall be in effect any Applicable Law that permanently enjoins, prevents and prohibits the consummation of the transactions contemplated hereby and, if such Applicable Law is an Order, such Order shall have become final and non-appealable.

The party desiring to terminate this Agreement shall give notice of such termination to the other party.

Section 7.02. Effects Of Termination. If this Agreement is validly terminated pursuant to Section 7.01, (a) such termination shall be without liability of any party hereto (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other party following such valid termination; provided that if such termination shall result from a wilful breach or fraud by any party hereto, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such wilful breach or fraud occurring prior to such termination and (b) unless the PQ Acquisition has been consummated, simultaneously with such termination, the CPA Purchase Agreement Amendment shall be, automatically and without the taking of any action by any party hereto, thereto or otherwise, null and void ab initio and of no further force or effect. The provisions of this Section 7.02 and Article 8 shall survive any termination hereof pursuant to Section 7.01.

Article 8
Miscellaneous

Section 8.01. Definitions. The following terms, as used herein, have the following meanings:

(i)            “Affiliates” means, with respect to any Person, any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” such Person, whether now or in the future, and with respect to any individual, shall also include any member of such individual’s “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934). For purposes of this definition, “control” when used with respect to any Person means the power, directly or indirectly, to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

(ii)            “Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties.

(iii)            “Code” means the Internal Revenue Code of 1986, as amended.

(iv)            “CPA Purchase Agreement” means that certain Purchase Agreement dated as of July 29, 2020, by and among Camelot UK Bidco Limited, Clarivate IP (US) Holdings Corporation, the Issuer and Redtop Holdings Limited.

(v)            “Governmental Authority” means any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative or judicial authority.

(vi)            “Intended Tax Treatment” has the meaning set forth in the CPA Purchase Agreement.

(vii)          “Investor Rights Agreement” means that certain Investor Rights Agreement dated as of October 1, 2020 by and among Capri TopCo, the Issuer and the other parties thereto.

(viii)          “Issuer Ordinary Shares” ordinary shares of no par value of the Issuer.

(ix)            “Lien” means, with respect to any property or asset, any mortgage, hypothecation, lien, pledge, charge, security interest, deed of trust, lease or sublease, license or sublicense, right of first refusal, option, restriction on right to vote, sell or dispose, rights of way, easements, restrictions, covenants, encumbrance or other similar adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own or lease subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(x)           “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

(xi)            “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of October 1, 2020 by and among Capri TopCo, the Issuer and the other parties thereto.

Section 8.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission; provided that, in the case of e-mail, either receipt of such e-mail is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service) and shall be given:

if to the Issuer, to:

Clarivate Plc
160 Blackfriars Road
London SE1 8EZ, U.K.
Attention: Steve Hartman, General Counsel
Email: stephen.hartman@Clarivate.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Daniel Brass; Joseph Hall
E-mail: daniel.brass@davispolk.com; joseph.hall@davispolk.com if to Capri TopCo, to:

Capri Acquisitions Topco Limited
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025
Attention: Usama Cortas
E-mail: Cortas@leonardgreen.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas

New York, NY 10020
Attention: Howard A. Sobel; John Giouroukakis
Email: Howard.Sobel@lw.com; John.Giouroukakis@lw.com

or such other address or email address as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.03. Amendments and Waivers.

(a)            No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by each party hereto. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving parties.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.04. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the Issuer will reimburse Capri TopCo up to $650,000 in the aggregate for reasonable and documented expenses of counsel to Capri TopCo.

Section 8.05. Successors and Assignees. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party.

Section 8.06. Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state that would mandate or allow the application of the laws of any other jurisdiction.

Section 8.07. Jurisdiction. The parties agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action so long as one of such courts shall have subject matter jurisdiction over such action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Article 8 shall be deemed effective service of process on such party.

Section 8.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09. Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means) with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 4.03(b), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and permitted assigns.

Section 8.10. Specific Performance. Each party to this Agreement acknowledges and agrees that the other parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that monetary damages, even if available, would not be an adequate remedy in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. The parties acknowledge and agree that the other parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of any of the terms or provisions of this Agreement, without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to which such other parties are entitled under this Agreement, and each party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 8.10 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

(Signature Pages Follow)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed effective as of the date first written above by their respective duly authorized officers.

CLARIVATE PLC

By:	/s/ Jerre L. Stead
Name: Jerre L. Stead
Title: Executive Chairman and Chief Executive Officer

CAPRI ACQUISITIONS TOPCO LIMITED

By:	/s/ Usama Cortas
Name: Usama Cortas
Title: Authorized Signatory

Solaro ExchangeCo Limited

By:	/s/ Simon Webster
Name: Simon Webster
Title: Authorized Signatory

LEONARD GREEN & PARTNERS, L.P.

By: LGP Management, Inc., its general partner

By:	/s/ Usama Cortas
Name: Usama Cortas
Title: Senior Vice President